Exhibit 99.1

NEWS RELEASE

Contact:	Matthew Skelly
Investor Relations
(877) 280-2857

ATLAS RESOURCE PARTNERS ANNOUNCES SUCCESSFUL COMPLETION

OF CONSENT SOLICITATION FOR 9.25% SENIOR NOTES AND EXTENSION

OF CONSENT SOLICITATION FOR 7.75% SENIOR NOTES

Fort Worth - December 17, 2015 - Atlas Resource Partners, L.P. (NYSE: ARP) (“ARP”) announced today that the Issuers (as defined below) have received the Requisite Consents (as defined below) from holders of their outstanding 9.25% Senior Notes due 2021 (the “9.25% Notes”) issued by Atlas Resource Partners Holdings, LLC and Atlas Resource Finance Corporation (each individually an “Issuer” and together the “Issuers”) and guaranteed by ARP and certain subsidiary guarantors, to adopt the proposed amendments (the “Amendments”) to the indenture (the “9.25% Indenture”) governing the 9.25% Notes that the Issuers had requested pursuant to their previously announced consent solicitation for the 9.25% Notes (the “9.25% Notes Consent Solicitation”). Adoption of the Amendments required the consent of holders of record as of December 9, 2015 of a majority of the outstanding aggregate principal amount of the 9.25% Notes (the “Requisite Consents”). The Amendments increase the fixed dollar amount of secured indebtedness permitted to be incurred under the 9.25% Indenture to $1,050 million, the approximate amount of secured indebtedness permitted under the 9.25% Indenture prior to the Amendments. Currently, $325,000,000 in aggregate principal amount of the 9.25% Notes is outstanding.

The 9.25% Notes Consent Solicitation expired at 5:00 p.m., New York City time, on Thursday, December 17, 2015 (the “Expiration Date”). The Issuers will pay to each holder of the 9.25% Notes who, prior to the Expiration Date, delivered (and did not revoke) a valid consent in favor of the Amendments a cash payment (the “Consent Fee”) of $10.00 for each $1,000 principal amount of the 9.25% Notes in respect of which such consent was delivered.

Following receipt of the Requisite Consents, the Issuers, ARP, the subsidiary guarantors, and the trustee under the 9.25% Indenture executed a supplemental indenture incorporating the Amendments into the 9.25% Indenture. At that time, the Amendments effected by such supplemental indenture became effective and consents could no longer be revoked; however, the Amendments will not become operative until the Consent Fee is paid to the holders who have delivered (and not revoked) valid consents prior to the Expiration Date.

Upon receiving consents from the holders of approximately 46% aggregate principal amount of the Issuers 7.75% Senior Notes due 2021 (the “7.75% Notes”), ARP also announced today that the Issuers have extended the consent solicitation with respect to similar amendments to the indenture governing the 7.75% Notes that the Issuers commenced on December 10, 2015 (the “7.75% Notes Consent Solicitation”). The 7.75% Notes Consent Solicitation will now expire at 5:00 p.m., New York City time, on Monday, December 21, 2015, unless further extended. Except as modified by this press release, the terms and conditions of the 7.75% Notes Consent Solicitation remain unchanged, and holders of the 7.75% Notes should refer to the Issuers’ Consent Solicitation Statement, dated December 10, 2015 for more information regarding the 7.75% Notes Consent Solicitation. Currently, $375,000,000 in aggregate principal amount of the 7.75% Notes is outstanding.

The Solicitation Agent in connection with the consent solicitations is Wells Fargo Securities, LLC. Questions regarding the consent solicitations may be directed to Wells Fargo Securities, LLC, Attention: Liability Management Group at (866) 309-6316 (toll free) or (704) 410-4760 (collect). D.F. King & Co., Inc. is serving as Information Agent and Tabulation Agent in connection with the consent solicitation. Requests for assistance in delivering consents or for additional copies of the consent solicitation statement should be directed to the Information Agent at (800) 814-9324 (toll free) or (212) 269-5550 (banks and brokers) (collect).

This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents with respect to any securities. The consent solicitation is being made solely by the Issuers’ Consent Solicitation Statement and is subject to the terms and conditions stated therein.

Cautionary Note Regarding Forward-Looking Statements

Certain matters discussed within this press release are forward-looking statements. Although ARP believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Forward-looking statements speak only as of the date hereof, and ARP assumes no obligation to update such statements, except as may be required by applicable law.

Atlas Resource Partners, L.P. (NYSE: ARP) is an exploration & production master limited partnership which owns an interest in over 14,500 producing natural gas and oil wells, located primarily in Appalachia, the Barnett Shale (TX), the Mississippi Lime (OK), the Eagle Ford Shale (TX), the Raton Basin (NM), Black Warrior Basin (AL) and the Rangely Field (CO). ARP is also the largest sponsor of natural gas and oil investment partnerships in the U.S. For more information, please visit our website at www.atlasresourcepartners.com, or contact Investor Relations at InvestorRelations@atlasenergy.com.

Atlas Energy Group, LLC (NYSE: ATLS) is a limited liability company which owns the following interests: all of the general partner interest, incentive distribution rights and an approximate 23% limited partner interest in its upstream oil & gas subsidiary, Atlas Resource Partners, L.P.; the general partner interests, incentive distribution rights and limited partner interests in Atlas Growth Partners, L.P.; and a general partner interest in Lightfoot Capital Partners, an entity that invests directly in energy-related businesses and assets. For more information, please visit our website at www.atlasenergy.com, or contact Investor Relations at InvestorRelations@atlasenergy.com.

SOURCE: Atlas Resource Partners, L.P.

Investor Relations, (877) 280-2857